SCHEDULE 14A
                                 (Rule 14a-101)

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                            SCHEDULE 14A INFORMATION

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                              Exchange Act of 1934


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[ ] Soliciting Material Under Rule 14a-12


                                   AETNA INC.

                (Name of Registrant as Specified in Its Charter)

     (Name of Persons Filing Proxy Statement, if Other Than the Registrant)

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


Aetna Inc. issued the following press release today:


                                                              Media Contact:
                             151 Farmington Avenue            Roy E. Clason, Jr.
                             Hartford, Conn.  06156           (860) 273-7392
                                                              Clasonr@aetna.com

                                                              Investor Contact:
                                                              Dennis Oakes
                                                              (860) 273-6184
                                                              Oakesd@aetna.com




                    AETNA REPORTS FIRST QUARTER 2002 RESULTS

         o Company reports positive operating earnings in all segments

         o Commercial HMO medical cost ratio improved to 86.2 percent

 o Previously announced $2.97 billion noncash impairment of Goodwill recorded

      o Company to provide full-year earnings guidance during 9 a.m. call


HARTFORD, CT, April 25, 2002 -- Aetna (NYSE: AET) today announced first quarter 2002 operating earnings, excluding other items1, of $64.9 million, or $0.44 per share.

"Aetna's turnaround strategy clearly has taken root, as evidenced by these positive first-quarter results," Chairman, President and CEO John W. Rowe, M.D., said. "And while we have made significant progress, we view this as only one milestone in an effort that will continue throughout this year and 2003. Our goal is to become a more cost-effective, efficient organization, with the right consumer-focused products and services to return the company to a position of industry leadership."


                                    - more -

Aetna/2

-------------------------------------------------------------------------------
Quarterly Financial Results at a glance

                                          Three Months Ended

                           March 31, 2002    March 31, 2001    December 31, 2001

Revenues                   $5.26 billion     $6.43 billion     $6.04 billion

Operating earnings (loss)  $64.9 million     $(36.6) million   $(84.6) million
excluding other items(1)

Per share operating        $0.44             $(0.26)           $(0.59)
earnings (loss)
excluding other items

Operating margin*          3.2 percent       1.7 percent       0.4 percent


*Pretax operating margin is calculated by dividing pretax operating results excluding other items, interest expense and goodwill/intangibles amortization by total revenue, excluding net realized capital gains or losses.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
FAS No. 142 Pro Forma Basis

Financial Accounting Standard No. 142, "Goodwill and Other Intangibles," was implemented on January 1, 2002. This standard requires the elimination of goodwill and certain types of intangible asset amortization on a prospective basis. Accordingly, operating earnings for 2002 do not include amortization of goodwill. The following supplemental table provides operating results for the 2001 period on a comparable basis to that of 2002:

                                          Three Months Ended

                           March 31, 2002    March 31, 2001    December 31, 2001

Operating earnings (loss)  $64.9 million     $15.0 million     $(34.6) million
excluding other items

Per share operating        $0.44             $0.10             $(0.24)
earnings (loss)
excluding other items
-------------------------------------------------------------------------------

Health Care business results
----------------------------
Health Care, which provides a full range of insured and self-insured health care, indemnity, and dental products and services, reported:

o Operating earnings of $44.7 million, compared with a first quarter 2001 loss of $(72.7) million and fourth quarter 2001 loss of $(98.1) million.


                                    - more -

Aetna/3


o A commercial HMO medical cost ratio of 86.2 percent in the first quarter 2002, compared with 90.0 percent for the first quarter 2001 and 89.7 percent for the fourth quarter 2001. This significant improvement resulted primarily from premium increases outpacing increased medical costs.

o A reduction in health care operating expenses of $44.0 million from the first quarter 2001 and $76.9 million from the fourth quarter 2001, resulting from ongoing cost-reduction efforts.

o A Medicare HMO medical cost ratio of 80.5 percent, compared with 93.7 percent for the first quarter 2001 and 92.9 percent for the fourth quarter 2001. These decreases were due primarily to lower utilization, a small amount of favorable reserve development and benefit plan changes.

o    Total health membership of approximately 15.0 million at March 31, 2002.

Group Insurance business results
--------------------------------
Group Insurance, which includes Group Life, Disability and Long-Term Care products, reported:

o Operating earnings of $33.0 million, compared with $45.2 million in the first quarter 2001 and $36.3 million in the fourth quarter 2001. The decline from first quarter 2001 was driven by lower net investment income. The decline from the fourth quarter 2001 was primarily the result of seasonally higher Group Life claim experience.

o Membership of approximately 11.9 million, an increase of approximately 400,000 from fourth quarter 2001.

Large Case Pensions business results
------------------------------------
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products for defined benefit and defined contribution plan customers, reported:

o Operating earnings of $6.3 million, compared with $10.6 million in the first quarter 2001 and $3.8 million in the fourth quarter 2001. The year-over-year decrease was consistent with the continued decline in underlying liabilities and related assets in keeping with the run-off nature of the business. The sequential increase was driven primarily by higher interest margins and lower expenses.


                                    - more -

Aetna/4


Total company results
---------------------

o Total Revenues. Revenues were $5.26 billion in the first quarter 2002, compared with $6.43 billion in the first quarter 2001 and $6.04 billion in the fourth quarter 2001. These decreases primarily were the result of lower health membership, partially offset by higher per-member premiums.

o Total Operating Expenses. Pretax operating expenses were $1.07 billion in the first quarter 2002, compared with $1.11 billion in the first quarter 2001 and $1.15 billion in the fourth quarter 2001.

o Corporate Interest expense was $19.1 million after tax in the first quarter 2002, compared with $19.7 million after tax in the first quarter 2001 and $26.6 million after tax in the fourth quarter 2001.

o Net Income/Loss. Aetna reported a net loss of $2.83 billion in the first quarter of 2002, primarily as a result of recording a $2.97 billion noncash impairment of goodwill. In the first quarter 2002 Aetna adopted Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This standard requires companies to value goodwill assets and to record any impairment on those assets. Goodwill no longer will be amortized as a result of implementing this standard. This impairment has the effect of reducing the goodwill asset and a corresponding amount of shareholders' equity. This impairment does not affect operating earnings, but is factored into the company's net results.

The public can access the first-quarter conference call today at 9 a.m. EDT by dialing 888-209-4007. At that time, Aetna will give its full 2002 earnings outlook. A live audio Webcast and replays will be available through Aetna's Investor Information link on the Internet at www.aetna.com. A transcript of the call will be available at 3 p.m. today on www.aetna.com.

Aetna is one of the nation's leading providers of health care and related group benefits, serving approximately 15.0 million health care members, 12.1 million dental members and 11.9 million group insurance customers, as of March 31, 2002. Information about Aetna is available at www.aetna.com.


                                    - more -

(1) All operating results exclude discontinued operations, net realized capital gains and losses, cumulative effect adjustments and other items, in order to provide a comparison that the company believes better reflects its underlying business performance. Set forth below is an itemization of other items excluded from operating results and a reconciliation of operating results to net loss under generally accepted accounting principles for each period shown:

                                                                 Three Months Ended:
                                                  -------------------------------------------------
                                                    March 31,        March 31,       December 31,
                                                       2002            2001              2001
                                                  -------------    -------------    -------------
Operating earnings (loss) from continuing
  operations before other items                    $    64.9         $  (36.6)         $  (84.6)
Other items, net of tax:
  Health Care Segment:
    Income tax reserve release (prior
      period related)                                   19.8                -                 -
    Favorable (unfavorable) reserve
      developments related to Medicare
      markets exited January 1, 2001                       -            (34.3)              1.1
    Severance and facilities charge                        -                -            (125.1)

Net realized capital gains                               3.3             22.2               9.6
                                                   ---------         --------          --------
Income (loss) from continuing operations                88.0            (48.7)           (199.0)
Income from discontinued operations, net of
  tax                                                   50.0                -              11.4
                                                   ---------         --------          --------
Income (loss) before cumulative effect
  adjustments                                          138.0            (48.7)           (187.6)
Cumulative effect adjustments, net of tax           (2,965.7)              .5                 -
                                                   ---------         --------          --------
Net loss                                           $(2,827.7)        $  (48.2)         $ (187.6)
                                                   =========         ========          ========



ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Aetna's 2002 Proxy Statement was filed with the Securities and Exchange Commission on March 18, 2002 and mailed to Aetna's shareholders on or about March 20, 2002. Aetna filed additional participant information with the SEC on April 4, 2002. Aetna's shareholders should read these materials and all additional materials that Aetna files with the SEC, because they contain important information relating to the 2002 Annual Meeting. Certain information in this press release is forward looking. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); increases in medical costs or Group Insurance claims resulting from the aftermath of the events of September 11, 2001 and the continued threat of terrorism; the ability to achieve targeted savings from

Aetna/6


work force reductions and to otherwise reduce administrative expenses in light of significant membership reductions being experienced in 2002; the ability to maintain targeted levels of service, and improve relations with providers, as well as operating performance, while making significant staff reductions and taking actions to reduce medical costs; the ability to successfully implement Aetna's new customer model approach; lower levels of investment income from continued lower interest rates; adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as the Patients' Bill of Rights, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets, particularly given the significant membership reductions being experienced in 2002; and the outcome of litigation and regulatory matters, including numerous purported health care class actions and ongoing reviews of business practices by various regulatory agencies. For more discussion of important factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2001 Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna's 2002 first quarter Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna's historical results of operations and financial condition.


                                     # # #

In connection with this press release, Aetna issued the following financial supplement:

Aetna/6

                   Consolidated Statements of Income (Loss)
                                ($ in Millions)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                      2002               2001
                                                   ----------         ---------
Continuing operations
Revenue:
Health care premiums                                $ 4,044.8         $ 5,067.7
Other premiums                                          421.9             434.7
Administrative services contract fees                   464.6             466.6
Net investment income                                   317.4             411.0
Other income                                             10.6              14.2
Net realized capital gains                                5.4              34.5
                                                   ----------         ---------
         Total revenue                                5,264.7           6,428.7
                                                   ----------         ---------

Benefits and expenses:
Health care costs (1)                                 3,448.2           4,604.2
Current and future benefits                             567.6             621.3
Operating expenses                                    1,072.7           1,114.2
Interest expense                                         29.3              30.3
Goodwill amortization (3)                                   -              49.5
Other acquired intangible assets amortization            49.2              57.7
                                                   ----------         ---------
         Total benefits and expenses                  5,167.0           6,477.2
                                                   ----------         ---------

Income (loss) from continuing operations before
  income taxes and cumulative effect adjustments         97.7             (48.5)
Income taxes                                              9.7               0.2
                                                   ----------         ---------
Income (loss) from continuing operations                 88.0             (48.7)
Income from discontinued operations, net of tax (2)      50.0                 -
                                                   ----------         ---------
Income (loss) before cumulative effect adjustments      138.0             (48.7)
Cumulative effect adjustments, net of tax (3)        (2,965.7)              0.5
                                                   ----------         ---------
Net loss                                           $ (2,827.7)        $   (48.2)
                                                   ==========         =========

Shareholders' equity                               $  7,027.8         $10,117.9
                                                   ==========         =========


(1) Includes an other item of $52.7 million ($34.3 million after-tax) for the three months ended March 31, 2001, of unfavorable reserve developments related to Medicare markets the Company exited January 1, 2001.

(2) During the three months ended March 31, 2002, the Company released $50 million of federal tax reserves resulting from the resolution of several Internal Revenue Service audit issues related to former Aetna's property and casualty business.

(3) For 2002, this relates to the adoption of a new accounting standard, Goodwill and Other Intangible Assets (FAS 142). Subsequent to January 1, 2002, goodwill is no longer amortized under FAS 142. For 2001, this relates to the adoption of Accounting for Derivative Instruments and Hedging Activities (FAS 133).

Aetna/7


                                                         Per Share Data


                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                      2002             2001(1)
                                                   ----------         ---------
Results per common share:

Operating earnings (loss) from continuing
  operations excluding other items (2)             $      .44         $   (0.26)
                                                   ==========         =========

Operating earnings (loss) from continuing
  operations including other items (2)             $      .57         $   (0.49)
                                                   ==========         =========

Income (loss) from continuing operations           $      .59         $   (0.34)
                                                   ==========         =========

Income from discontinued operations                $      .34         $       -
                                                   ==========         =========

Net loss                                           $   (19.00)        $   (0.34)
                                                   ==========         =========

Shareholders' equity                               $    48.16         $   71.02
                                                   ==========         =========

Weighted average common shares - basic            144,980,117       143,375,253
                                                  ===========       ===========

Weighted average common shares - diluted (1)      148,800,140       147,592,490
                                                  ===========       ===========


(1) Since the Company reported a loss before cumulative effect adjustments for the three months ended March 31, 2001, the effect of dilutive securities has been excluded from per common share computations for that period, as including such securities would be anti-dilutive. Actual common shares outstanding at March 31, 2002 were 145.9 million.

(2)  Other items are displayed by Segment on Page 8.

Aetna/8
                            Segment Information (1)
                                ($ in Millions)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                      2002               2001
                                                   ----------         ---------
Health Care:
  Revenue                                          $  4,581.7         $ 5,640.0
                                                   ==========         =========
  Operating earnings before goodwill amortization
    and other items                                $     76.7         $    13.7
  Goodwill amortization                                     -             (48.8)
  Other acquired intangible assets amortization         (32.0)            (37.6)
                                                   ----------         ---------
  Operating earnings (loss) before other items           44.7             (72.7)
  Other items (see detail below)                         19.8             (34.3)
                                                   ----------         ---------
  Operating income (loss) after other items        $     64.5         $  (107.0)
                                                   ==========         =========

Group Insurance:
  Revenue                                          $    438.1         $   439.5
                                                   ==========         =========
  Operating earnings after other items             $     33.0         $    45.2
                                                   ==========         =========

Large Case Pensions:
  Revenue                                          $    239.5         $   314.7
                                                   ==========         =========
  Operating earnings after other items             $      6.3         $    10.6
                                                   ==========         =========

Corporate Interest Expense (after-tax)             $    (19.1)        $   (19.7)
                                                   ==========         =========

Total Company:
Operating earnings (loss) from continuing
  operations before other items                    $     64.9         $   (36.6)
Other items:
Health Care Segment:
   Income tax reserve release (prior
     period related)                                     19.8                 -
   Unfavorable reserve runoff - exited
     Medicare markets                                       -             (34.3)
                                                   ----------         ---------
Operating earnings (loss) from continuing
  operations including other items                       84.7             (70.9)

Net realized capital gains                                3.3              22.2
                                                   ----------         ---------
Income (loss) from continuing operations                 88.0             (48.7)
Income from discontinued operations                      50.0                 -
                                                   ----------         ---------
Income (loss) before cumulative effect
  adjustments                                           138.0             (48.7)
Cumulative effect adjustments (2)                    (2,965.7)              0.5
                                                   ----------         ---------
Net loss                                           $ (2,827.7)        $   (48.2)
                                                   ==========         =========


(1) All amounts, except revenue, are presented net of taxes. Revenue and operating earnings exclude net realized capital gains.

(2) For 2002, this relates to the adoption of a new accounting standard, Goodwill and Other Intangible Assets (FAS 142). Subsequent to January 1, 2002, goodwill is no longer amortized under FAS 142. For 2001, this relates to the adoption of Accounting for Derivative Instruments and Hedging Activities(FAS 133).

Aetna/9

                        Enrollment and Other Statistics

                                                                                             % Change From:
                                                                                       ----------------------------
                                           March 31,      March 31,     December 31,     March 31,     December 31,
                                             2002           2001           2001           2001            2001
                                          -----------    -----------   -------------   ------------   -------------
Membership by Product:
         (Thousands)
Health Care
Commercial
     HMO                                       6,340          8,490           7,798        (25.3)        (18.7)
     POS                                       2,712          3,175           3,003        (14.6)         (9.7)
     PPO                                       3,980          4,121           4,075         (3.4)         (2.3)
     Indemnity                                 1,722          2,016           1,895        (14.6)         (9.1)
                                          ----------     ----------    ------------
          Total Commercial Membership         14,754         17,802          16,771        (17.1)        (12.0)

Medicare HMO                                     135            283             255        (52.3)        (47.1)
Medicaid HMO                                     155            239             144        (35.1)          7.6
                                          ----------     ----------    ------------
          Total Health Care Membership        15,044         18,324          17,170        (17.9)        (12.4)
                                          ==========     ==========    ============

Dental Membership                             12,127         14,193          13,459        (14.6)         (9.9)
                                          ==========     ==========    ============

Total Group Insurance                         11,875         11,524          11,480          3.0           3.4
                                          ==========     ==========    ============


                                                    Three Months Ended
                                          ------------------------------------------
                                          March 31,      March 31,     December 31,
                                             2002           2001           2001
                                          -----------    -----------   -------------
Medical Cost Ratios:
Commercial Risk (1)                         85.7%          89.2%          89.0%
Commercial HMO (1)                          86.2%          90.0%          89.7%
Medicare HMO (2)                            80.5%          93.7%          92.9%

Operating Margins (3):
Total Company
Pretax                                       3.2%           1.7%           0.4%
After-tax                                    2.2%           1.1%           0.4%


(1) Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Commercial HMO includes all medical HMO products except Medicare and Medicaid.

(2) The three months ended March 31, 2001 excludes $52.7 million pretax ($34.3 million after-tax) of unfavorable reserve developments related to Medicare markets the Company exited January 1, 2001. The three months ended December 31, 2001 excludes $1.7 million pretax ($1.1 million after-tax) of favorable reserve developments related to these markets.

(3) Pretax and After-tax Operating Margins are calculated by dividing pretax/after-tax operating earnings (loss) excluding other items, net realized capital gains or losses, interest expense, and amortization of goodwill and other acquired intangible assets by total revenue excluding net realized capital gains or losses.

Aetna/10

       Quarterly Segment Earnings Summary - FAS 142 Comparative Basis (1)
                     ($ in Millions, except per share data)

                                                                                    3 Months Ended
                                                                    -------------------------------------------------
REPORTED                                                            March 31, 2002  March 31, 2001   December 31, 2001
                                                                    --------------  --------------   -----------------

Health Care before Goodwill/Other Acquired Intangible
  Assets Amortization                                               $         76.7  $         13.7   $           (16.1)
Goodwill Amortization                                                          0.0           (48.8)              (48.9)
Other Acquired Intangible Assets Amortization                                (32.0)          (37.6)              (33.1)
                                                                    --------------  --------------   -----------------

Health Care                                                                  44.7            (72.7)              (98.1)

Group Insurance                                                              33.0             45.2                36.3

Large Case Pensions                                                           6.3             10.6                 3.8

Corporate Interest Expense                                                  (19.1)           (19.7)              (26.6)
                                                                    --------------  --------------   -----------------

Operating Earnings (Loss) From Continuing Operations                $        64.9   $        (36.6)  $           (84.6)
                                                                    ==============  ==============   =================

Cash Operating Earnings (Loss)                                      $        96.9   $         49.8   $            (2.6)
                                                                    ==============  ==============   =================


Earnings (Loss) Per Share:
Operating Earnings (Loss) From Continuing Operations                $        0.44   $        (0.26)  $           (0.59)
Cash Operating Earnings (Loss)                                      $        0.65   $         0.34   $           (0.02)


                                                                                    3 Months Ended
                                                                    -------------------------------------------------
ADJUSTED                                                            March 31, 2002  March 31, 2001   December 31, 2001
                                                                    --------------  --------------   -----------------

Health Care before Other Acquired Intangible Assets
  Amortization                                                      $         76.7  $         13.7   $           (16.1)
Other Acquired Intangible Assets Amortization (2)                            (32.0)          (34.8)              (32.0)
                                                                    --------------  --------------   -----------------

Health Care                                                                   44.7           (21.1)              (48.1)

Group Insurance                                                               33.0            45.2                36.3

Large Case Pensions                                                            6.3            10.6                 3.8

Corporate Interest Expense                                                   (19.1)          (19.7)              (26.6)
                                                                    --------------  --------------   -----------------

Operating Earnings (Loss) From Continuing Operations                $         64.9  $         15.0   $           (34.6)
                                                                    ==============  ==============   =================

Cash Operating Earnings (Loss)                                      $         96.9  $         49.8   $            (2.6)
                                                                    ==============  ==============   =================

Earnings (Loss) Per Share:
Operating Earnings (Loss) From Continuing Operations                $         0.44  $         0.10   $           (0.24)
Cash Operating Earnings (Loss)                                      $         0.65  $         0.34   $           (0.02)


Shares for Calculation:
Weighted Average Common Shares - Basic                                 144,980,117     143,375,253         143,806,461
Weighted Average Common Shares - Diluted                               148,800,140     147,592,490         146,498,254


(1) Excludes other items, realized capital gains or losses, income from discontinued operations and cumulative effect adjustments.

(2) Reflects reclassification of workforce intangible asset to goodwill upon adoption of FAS 142.


                                     #####


ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Aetna's 2002 Proxy Statement was filed with the Securities and Exchange Commission on March 18, 2002 and mailed to Aetna's shareholders on or about March 20, 2002. Aetna filed additional participant information with the SEC on April 4, 2002. Aetna's shareholders should read these materials and all additional materials that Aetna files with the SEC, because they contain important information relating to the 2002 Annual Meeting. Certain information contained herein is forward looking. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); increases in medical costs or Group Insurance claims resulting from the aftermath of the events of September 11, 2001 and the continued threat of terrorism; the ability to achieve targeted savings from work force reductions and to otherwise reduce administrative expenses in light of significant membership reductions being experienced in 2002; the ability to maintain targeted levels of service, and improve relations with providers, as well as operating performance, while making significant staff reductions and taking actions to reduce medical costs; the ability to successfully implement Aetna's new customer model approach; lower levels of investment income from continued lower interest rates; adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as the Patients' Bill of Rights, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets, particularly given the significant membership reductions being experienced in 2002; and the outcome of litigation and regulatory matters, including numerous purported health care class actions and ongoing reviews of business practices by various regulatory agencies. For more discussion of important factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2001 Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna's 2002 first quarter Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna's historical results of operations and financial condition.